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                                                                   EXHIBIT 99(b)

                                                      August 14, 2002


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

                  Re: Consumers Funding LLC Form 10-Q for the Period Ended June 30, 2002

To Whom It May Concern:

                  As the Chief Executive Officer and the Chief Financial Officer of Consumers Funding LLC ("Consumers Funding" ), I am submitting this letter to the Securities and Exchange Commission to explain the facts and circumstances due to which the Consumers Funding's Quarterly Report on Form 10-Q for the period ended June 30, 2002 (the "Report") is not accompanied by a certification from me pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

                  Consumers Funding's sole member is Consumers Energy Company, which is an electric and gas utility and is a wholly owned subsidiary of CMS Energy Corporation.

                  As previously disclosed, the Board of Directors of CMS Energy Corporation, the parent of Consumers Energy Company and Consumers Funding, has formed a special committee to investigate matters surrounding round trip trades conducted by CMS Energy's subsidiary, CMS Marketing, Services and Trading Company. The special committee has begun but has not yet completed its work.

                  Also as previously disclosed, CMS Energy is currently in the process of restating its 2001 year end balance sheet to adjust for offsetting receivable and payable amounts of $122 million related to round trip trades, and restating 2001 revenue and expense of $5 million inadvertently missed in an earlier reclassification of its 2001 financial statements to eliminate $4.2 billion of revenue and expense (which earlier reclassification is already reflected in CMS Energy's Annual Report on Form 10-K for the year ended December 31, 2001). This restatement will also adjust the CMS Energy 2000 year end balance sheet to eliminate approximately $1 billion of offsetting revenue and expense in that year. Additional adjustments may be required as a result of the restatement, the special committee investigation or the re-audit work described below.

                  In addition, as has been previously disclosed, by letter dated June 10, 2002, Arthur Andersen LLP informed the Audit Committee of CMS Energy that, in light of the uncertainty regarding (a) when the special committee will complete its work, (b) what the results of that work will be, and (c) whether the special committee's work will have a related impact on previously stated financial statements, Arthur Andersen's auditor reports related to

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the consolidated financial statements of CMS Energy and subsidiaries as of and for the years ended December 31, 2000 and 2001 cannot be relied upon. While CMS Energy's new auditor, Ernst & Young LLP, has commenced its audit work, to the extent necessary to support CMS Energy's restatement and filing of a 2001 Form 10-K/A, Ernst & Young has advised CMS Energy that the re-audit work can only be completed following receipt of certain assurances regarding the results of the special committee investigation. In addition, while Ernst & Young has initiated its review of the Consumers Funding financial statements in the Report, it cannot complete that review until the re-audit work of CMS Energy has been completed. Therefore, the review required by Section 10-01(d) of Regulation S-X has not been completed and these financial statements cannot be represented as fully complying with Section 13(a) of the Securities Exchange Act of 1934, as amended.

                  In light of the foregoing circumstances, we have not issued a certification to accompany the Report pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.


                                         Sincerely yours,

                                         /s/ Laura L. Mountcastle

                                         Laura L. Mountcastle
                                         Chief Executive Officer and Chief
                                         Financial Officer





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